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                                                                     Exhibit 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               EXIDE TECHNOLOGIES

      Exide Technologies (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify:

      FIRST: That the name of this Corporation is Exide Technologies and the date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 23, 1966 under the name ESB Incorporated.

      SECOND: The Corporation on December 24, 1980 changed its name to Exide Corporation and on August 1, 2001 the Corporation changed its name to Exide Technologies.

      THIRD: The date of filing of the Corporation's most recent Restated Certificate of Incorporation was August 14, 1996.

      FOURTH: This Amended and Restated Certificate of Incorporation has been duly approved by the stockholders and Board of Directors of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and reads as follows:

                                  ARTICLE FIRST

      The name of the corporation is Exide Technologies.

                                 ARTICLE SECOND

      The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THIRD

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                                 ARTICLE FOURTH

      The total number of shares which the corporation shall have authority to issue shall be 105,000,000, divided into two classes, namely:

      (1) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"); and

      (2) 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

      The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote with respect to such matter without any class vote required by the General Corporation Law of the State of Delaware.

      The designation, relative, rights, preferences and limitations of the shares of each class, the authority of the board of directors of the corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, and the relative rights, preferences and limitations of each such series, shall be as follows:

      1. Preferred Stock.

      (a) The board of directors of the corporation is authorized, subject to the limitations prescribed by law and the provisions of this Section 1 of this ARTICLE FOURTH, by resolution or resolutions, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the board of directors of the corporation with respect to each series shall include, but not be limited to, determination of the following:

            (i) The number of shares constituting that series and the distinctive designation of that series;

            (ii) the dividend rate or rates on the shares of that series and/or the method of determining such rate or rates, whether dividends shall be cumulative, and, if so, from which date or dates;

            (iii) whether and to what extent the shares of that series shall have voting rights in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;


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            (iv) whether the shares of that series shall be convertible into shares of stock of any other series or class, and, if so, the terms and conditions of such conversion, including the price or prices or the rate or rates of conversion and the terms of adjustment thereof;

            (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (vi) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

            (vii) the obligations, if any, of the corporation to retire shares of that series pursuant to a sinking fund; and

            (viii) any other relative rights, preferences and limitations of the series.

      (b) Subject to the designations, relative rights, preferences and limitations provided pursuant to Section 1(a) of this ARTICLE FOURTH, each share of Preferred Stock shall be of equal rank with each other share of Preferred Stock.

      (c) Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock unless otherwise provided in the resolution or resolutions of the Board of Directors designating such series.

      (d) Subject to the express terms of the Preferred Stock outstanding from time to time, such dividends or distributions as may be determined by the board of directors of the corporation may from time to time be declared and paid or made upon the Preferred Stock out of any source at the time lawfully available for the payment of dividends.

      2. Common Stock.

      (a) Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware, by this certificate of incorporation or any amendments thereto or by resolutions adopted by the board of directors providing for the issuance of Preferred Stock, all of the voting power of the corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders.

      (b) Dividends. Whenever dividends upon the Preferred Stock, to the extent such stock may be entitled thereto, shall have been paid or declared and set apart for payment, the board of directors may declare a dividend upon the Common Stock out of the


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unrestricted and unreserved surplus of the corporation. The holders of the
Common Stock shall share ratably in any such dividend in proportion to the number of shares of Common Stock held by each.

      (c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock, the remaining assets of the corporation shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares held by each.

      3. General Provisions with Respect to All Classes of Stock.

      (a) Issuance of Stock. Shares of capital stock of the corporation may be issued by the corporation from time to time in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the board of directors and as shall be permitted by law.

      (b) Unclaimed Dividends. Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and shall be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

      (c) Nonliquidating Events. A consolidation or merger of the corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this ARTICLE FOURTH.

      (d) No Preemptive Rights. No holder of Preferred Stock or Common Stock of the corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

                                  ARTICLE FIFTH

      The corporation is to have perpetual existence.


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                                  ARTICLE SIXTH

      The business and affairs of the corporation shall be managed by or under direction of the board of directors. Election of directors need not be by written ballot unless the by-laws of the corporation so provide. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                 ARTICLE SEVENTH

      Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. Action shall be taken by the stockholders of the corporation only at annual or special meetings of stockholders or by unanimous written consent in lieu of meeting. Stockholder meetings may be called only as provided in the by-laws.

                                 ARTICLE EIGHTH

      The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. The board of directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the corporation except as conferred by the laws of the State of Delaware or as authorized by the board of directors.

                                  ARTICLE NINTH

      To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE TENTH

      The corporation shall indemnify each officer and director of the corporation to the fullest extent permitted by applicable law for any and all liability arising out of or in connection with such person's status as an officer or director of the corporation, except as may be otherwise provided in the corporation's by-laws; and in furtherance hereof, the


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board of directors is expressly authorized to amend the corporation's by-laws from time to time to give full effect hereto, notwithstanding possible self-interest of the directors in the action being taken. The modification or repeal of this ARTICLE TENTH shall not adversely affect the right to indemnification of an officer or director hereunder with respect to any act or omission occurring prior to such modification or repeal.

                                ARTICLE ELEVENTH

      The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   * * * * * *

            IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by the below named officer of the Corporation.

Dated: September 19, 2001


                                        By: /s/ John R. Van Zile
                                            ------------------------------------
                                            John R. Van Zile, Executive Vice
                                            President, General Counsel and
                                            Secretary


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